EXHIBIT 23.iii


                               CONSENT OF COUNSEL



  Robertson & Williams, Inc., a professional corporation, hereby consents to the use of its name under the heading "LEGAL MATTERS" in the Prospectus constituting a part of this Registration Statement.


                                                      ROBERTSON & WILLIAMS, INC.




Oklahoma City, Oklahoma
July 16, 1997